                                   CREDIT AGREEMENT

    THIS CREDIT AGREEMENT, dated as of July 3, 1996, is by and between THE O'BOISIE CORPORATION, an Illinois corporation (the "Borrower"), and REPUBLIC ACCEPTANCE CORPORATION, a Minnesota corporation (the "Lender").

                                      ARTICLE I

                           DEFINITIONS AND ACCOUNTING TERMS

         Section 1.1 DEFINED TERMS. As used in this Agreement the following terms shall have the following respective meanings:

         "ADVANCE":  As defined in Section 2.1.

         "BORROWING BASE":  As defined in Section 2.5.

         "BORROWING BASE CERTIFICATE":  As defined in Section 2.5.

         "BUSINESS DAY": Any day (other than a Saturday, Sunday or legal holiday in the State where the Lender is located).

         "CLOSING DATE": Any Business Day between the date of this Agreement and July 3, 1996 selected by the Borrower for the making of the initial Advance on the Revolving Loan hereunder; PROVIDED that all the conditions precedent to the obligation of the Lender to make the initial Advance on the Revolving Loan, as set forth in Article III, have been, or, on such Closing Date, will be, satisfied. The Borrower shall give the Lender not less than one Business Day's prior notice of the day selected as the Closing Date.

         "COMMITMENTS":  The Revolving Commitment and the Term Loan Commitment.

         "CURRENT ASSETS": As of any date, the consolidated current assets of the Borrower, determined in accordance with GAAP.

         "CURRENT LIABILITIES": As of any date, the consolidated current liabilities of the Borrower, determined in accordance with GAAP.

         "DEFAULT": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

         "EBITDA": For any period of determination, the net income of the Borrower before

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deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP.

         "ELIGIBLE INVENTORY":  As defined on Schedule 1.1 annexed hereto.

         "ELIGIBLE RECEIVABLES":  As defined on Schedule 1.1 annexed hereto.

         "EVENT OF DEFAULT":  Any event described in Section 7.1.

         "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

         "LEVERAGE RATIO": At the time of determination the ratio of a Total Liabilities to (b) Tangible Capital Base

         "LOAN DOCUMENTS": This Agreement, the Notes, and any documents described in Section 3.1(a)(vii).

         "LIEN": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

         "MEASUREMENT PERIOD": The period in which any financial covenant is required to be maintained by Article VI as measured and reported during each four week period through December 31, 1996 and quarterly thereafter.

         "NOTES":  The Revolving Note and the Term Note.

         "PERSON": Any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

         "REFERENCE RATE": The rate of interest from time to time publicly announced by First Bank National Association, Minneapolis, Minnesota as its "reference rate." For purposes of determining any interest rate hereunder or under the Notes which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate changes.

         "REVOLVING COMMITMENT": The obligation of the Lender to make Advances to the Borrower on the Revolving Loan in an aggregate principal amount outstanding at any time not to

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exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

         "REVOLVING COMMITMENT AMOUNT":  As defined in Section 2.1.

         "REVOLVING COMMITMENT FEES":  As defined in Section 2.8.

         "REVOLVING LOAN":  As defined in Section 2.1.

         "REVOLVING MATURITY DATE":  As defined in Section 2.1.

         "REVOLVING NOTE":  As defined in Section 2.3.

         "TERM LOAN":  As defined in Section 2.1.

         "TANGIBLE CAPITAL BASE ": As of any date of determination, the sum of the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, preferred stock, additional paid-in capital, plus subordinated debt and retained earnings of the Borrower (excluding treasury stock), less the book value of all intangible assets of the Borrower, including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses and the excess of the purchase price of the assets of any business acquired by the Borrower over the book value of such assets.

         "TERM LOAN COMMITMENT": The obligation of the Lender to make a term loan to the Borrower in the Term Loan Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

         "TERM LOAN COMMITMENT AMOUNT":  As defined in Section 2.1.

         "TERM NOTE":  As defined in Section 2.3.

         "TOTAL COMMITMENT AMOUNT": The sum of the Revolving Commitment Amount and the Term Loan Commitment Amount.

         "TOTAL OUTSTANDINGS": At the time of any determination, the sum of the unpaid balance of the Revolving Note and the unpaid balance of the Term Note.

         "TOTAL LIABILITIES": At the time of any determination, the amount of all items of Indebtedness of the Borrower that would constitute "liabilities" for balance sheet purposes in accordance with GAAP.

         Section 1.2 ACCOUNTING TERMS AND CALCULATIONS. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all

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accounting determinations hereunder shall be made in accordance with GAAP.

         Section 1.3 OTHER DEFINITIONAL TERMS,TERMS OF CONSTRUCTION. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and the like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or".
All incorporations by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and include all necessary definitions and related provisions from such other agreements. All covenants, terms, definitions and other provisions from other agreements incorporated into this Agreement by reference shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement and the Notes are irrevocably paid in full and the Revolving Commitment is terminated.

                                      ARTICLE II

                                   TERMS OF LENDING

         Section 2.1 THE COMMITMENTS. On the terms and subject to the conditions hereof, the Lender agrees to make the following lending facilities available to the Borrower:

              2.1 (a)  REVOLVING CREDIT.  A revolving loan (the "Revolving
     Loan") to      the Borrower available as advances ("Advances") at any
     time and from time to time from the Closing Date to June 1, 1999 (the "Revolving Maturity Date"), during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, PROVIDED, that the unpaid principal amount of revolving Advances shall not at any time exceed $5,000,000.00 (the "Revolving Commitment Amount"); and PROVIDED, FURTHER, that no Advance will be made if, after giving effect thereto, the Total Outstandings would exceed the Borrowing Base.

              2.1 (b) TERM LOAN. A term loan to mature June 1, 1999 (the "Term Loan") from the Lender to the Borrower on the Closing Date in the amount of $5,000,000.00 (the "Term Loan Commitment Amount"); PROVIDED, HOWEVER, that the Term Loan will not be made if, after giving effect thereto, the Total Outstandings would exceed the Borrowing
     Base.
Notwithstanding any provision hereof, this Agreement and the Revolving and Term Commitments shall terminate and the Lender shall have no obligation hereunder if the Term Loan hereunder has not been made by July 15, 1996, provided, however, that the obligations of the Borrower under Section 8.2 shall survive any such termination.

         Section 2.2 PROCEDURE FOR ADVANCES. Any request by the Borrower for an Advance on the Revolving Loan shall be in writing or by telephone and must be given so as to be received by the

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

Lender not later than 10:30 a.m. (local time of the Lender) on the requested Advance date. Each request for an Advance shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Advance date and after giving effect to such Advance the applicable conditions specified in
Article III have been and will continue be satisfied. Each request for an Advance shall specify the requested Advance date (which must be a Business Day) and the amount of such Advance which shall be in a minimum amount of $50,000 or, if more, an integral multiple thereof. Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will make available to the Borrower at the Lender's principal office in immediately available funds not later than 3:00 p.m. (local time of the Lender) on the requested Advance date the amount of the requested Advance.

         Section 2.3 THE NOTES. The Advances on the Revolving Loan shall be evidenced by a single promissory note (the "Revolving Note"), substantially in the form of Exhibit 2.3 (a) hereto, in the amount of the Revolving Commitment Amount originally in effect. The Term Loan shall be evidenced by a promissory note (the "Term Note"), substantially in the form of Exhibit 2.3 (b) hereto, in an amount equal to the Term Loan Commitment Amount. The Lender shall enter in its ledgers and records the payments made on the Term Loan and Advances made and the payments made thereon, and the Lender is authorized by the Borrower to enter on schedules attached to the Notes a record of such Advances and repayments.

         Section 2.4 INTEREST RATES, INTEREST PAYMENTS AND DEFAULT INTEREST. Interest shall accrue and be payable on the unpaid balance of the Revolving Note at a floating rate per annum equal to the sum of the Reference Rate plus 1.75% (the latter being the "Applicable Revolving Margin"); PROVIDED, HOWEVER, that any amount of principal of the Revolving Note not paid when due (whether at such date or upon acceleration following an Event of Default) shall thereafter bear interest at a floating rate equal to the sum of (a) the Reference Rate, plus (b) the Applicable Revolving Margin, plus (c) 3 1/2%. Interest shall accrue and be payable on the unpaid balance of the Term Note at a floating rate per annum equal to the sum of the Reference Rate plus 1.75% (the latter being the "Applicable Term Margin"); PROVIDED, HOWEVER, that any amount of principal of the Term Note not paid when due after giving effect to any applicable grace period, if any (whether at the date scheduled therefor or upon acceleration following an Event of Default) shall thereafter bear interest at a floating rate equal to the sum of (a) the Reference Rate, plus (b) the Applicable Term Margin, plus (c) 3 1/2%. Interest shall be payable monthly in arrears and upon final payment of the respective Notes.

         Section 2.5 BORROWING BASE AND MANDATORY PREPAYMENT. The Borrowing Base shall be equal to the sum of (1) 40% of the lower of cost (determined on a first-in, first-out basis) or market value of Eligible Inventory not to exceed $3,500,000. for total Eligible Inventory advances, PLUS (2) 85% of the face value of Eligible Receivables on the Revolving Credit Line not to exceed $5,000,000. "Eligible Inventory" and "Eligible Receivables" are defined on
Schedule 1 hereto and up to 75% of Eligible Equipment, as defined on Schedule 1 on the Term Loan Line not to exceed the sum of $5,000,000. The Borrower shall deliver borrowing base certificates in the form attached hereto (a "Borrowing Base Certificate") to the Lender (i) dated as of the last day of each

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week, by Friday of each week; (ii) dated as of the date the Lender requests such a certificate within 10 days of the Lender's request for the certificate; and
(iii) upon each request for an Advance. Each such certificate shall state the amount of Eligible Inventory, Eligible Receivables, Eligible Equipment and the Borrowing Base as of the end of the previous month or the date of the Lender's request, as appropriate. Any limitations on advances or required prepayments relating to the Borrowing Base shall be based on the latest Borrowing Base Certificate the Borrower shall have delivered to the Lender. If Total Outstanding at any time exceed the Borrowing Base, the Borrower shall immediately prepay the amount of that excess, to be applied first to the Revolving Note.

         Section 2.6 APPLY AND RESET. In connection with this Credit Agreement, the Borrower shall enter into a lockbox agreement with the Lender, inform and substance acceptable to the Lender ("Lockbox Agreement") no later than January 1, 1997. The Borrower shall direct its account debtors to make all payments on the Borrower's accounts receivable to the lockbox ("Lockbox") set up pursuant to the Lockbox Agreement, and shall fulfill all other requirements set forth in the Lockbox Agreement and any related documents or agreements. All payments or other amounts sent to the Lockbox shall each day be placed into an account with the Lender in the Company's name for such purposes (the "Collateral Account"). The Company shall notify the Lender by 10:30 a.m. each Business Day, as part of the Borrowing Base Certificate required under Section 2.5 of the amount of funds deposited into the Collateral Account and collected since the previous day's report, and shall transfer, or authorize the Lender to transfer, at such time on each such day all such collected funds to be applied against amounts outstanding under the Revolving Credit Note. In the event that the Borrower fails to comply with this provision, the Lender is hereby authorized and directed to determine the amount of collected funds so deposited into the Collateral Account and to apply, on a daily basis, all such funds against the amounts outstanding under the Revolving Credit Note. Further, if the Borrower receives any payments on accounts receivable or chattel paper directly, the Borrower shall immediately deliver all such payments to the Lender in the form received (except for the Borrower's endorsement where necessary) to be applied against amounts outstanding under the Revolving Credit Note. Until so delivered to the Lender, the Borrower shall hold all such payments in trust for and as the property of the Lender. The Borrower shall execute any further documents or instruments or directives to give effect to this provision and shall pay to the Lender upon demand all the Lender's costs and expenses associated with the Lockbox, Lockbox Agreement or Collateral Account and related transactions.

         Section 2.7  REPAYMENT AND PREPAYMENT.

              2.7(a) REPAYMENT OF THE REVOLVING NOTE. Principal of the Revolving Note shall be payable in full on the Revolving Maturity Date. The Borrower may prepay the Revolving Note, in whole or in part, at any time, without premium or penalty after twenty-four months usage from the date of this Agreement and thirty days prior notice to Lender. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an amount of $50,000 or an integral multiple thereof. Amounts prepaid on the Revolving Note under this Section may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.

              2.7(b) REPAYMENT OF THE TERM NOTE. Principal of the Term Note is payable as provided in the Term Note. The Borrower may prepay the Term Note at any time without premium or penalty after twenty-four months usage from the date of this Agreement and thirty days prior notice to Lender. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an amount of $50,000 or an integral multiple thereof. Amounts so prepaid cannot be reborrowed.

              2.7(c) TERMINATION PENALTY. In the event that the Revolving Credit or Term Loan Facility is prepaid in full prior to the twenty-four month initial use period Borrower agrees to pay Lender a prepayment penalty of

              a) five (5)% of the Total Commitment if prepaid in months 1-6 following the initial Advance,

              b) one-fifth (1/6) of 5% of the Total Commitment times the number of months remaining until the end of year one but in no event less than two (2) percent of the Total Commitment if prepaid in months 7-12 following the initial Advance, and

              c) one-twelfth (1/12) of 2% of the Total Commitment times the number of months remaining in year two if prepaid in months 13-24 following the initial Advance.

         Section 2.8 CLOSING FEE. The Borrower shall pay to the Lender fees (the "Closing Fees") of three fourths ( 3/4) of the Total Commitment amount($75,000.00), of which $20,000 constitutes due diligence fees and $15,000 constitutes a transaction fee, at the Closing Date from the initial Advance request.

         Section 2.9 REVOLVING COMMITMENT FEE. The Borrower shall pay to Lender fees ( the "Revolving Commitment Fees") in an amount determined by applying a rate of one-fourth (1/4) of 1% to the average daily unused Revolving Commitment Amount for the period from the date of this Agreement to the Revolving Maturity Date. Such Revolving Commitment Fees are payable in arrears monthly on the last day of each month and on the Revolving Maturity Date.

         Section 2.10 WIRE TRANSFER FEE. Borrower shall pay a wire transfer charge of $15,00 per wire transfer of any Loan Advance.

         Section 2.11 COLLECTION PROCEDURE. Collection of all Accounts and all other amounts due Lender shall be subject to the provision of this Agreement and the Security Agreement concerning lockbox and collateral accounts. Borrower shall remit all collections to Lender immediately after receipt of good funds (subject to final collection). Borrower will be charged interest on one business day float.

         Section 2.12 COMPUTATION. Interest on the Notes shall be computed on the basis of actual days elapsed and a year of 360 days.

         Section 2.13 CAPITAL ADEQUACY. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on the Lender's capital or the capital of its parent corporation (by an amount the Lender deems material) as a consequence of the Commitments and/or the Advances to a level below that which the Lender or its parent corporation could have achieved but for such Regulatory Change (taking into account the Lender's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within five days after written notice and demand from the Lender, pay to the Lender additional amounts sufficient to compensate the Lender or its parent corporation for such reduction. Any determination by the Lender under this Section and any certificate as to the amount of such reduction given to the Borrower by the Lender shall be final, conclusive and binding for all purposes, absent error.

         Section 2.14 USE OF PROCEEDS. The proceeds of the initial Revolving Advances and Term Loan shall be used first for consolidation of existing working capital loans, existing equipment loans and general working capital purposes. Any remaining balance of the initial Advance and the proceeds of any subsequent Advance shall be used for the Borrower's general business purposes in a manner not in conflict with any of the Borrower's covenants in this Agreement.

                                     ARTICLE III

                                 CONDITIONS PRECEDENT

         Section 3.1 CONDITIONS OF INITIAL REVOLVING ADVANCE AND TERM LOAN. The obligation of the Lender to make the initial Advance on the Revolving Loan and the Term Loan hereunder shall be subject to the prior or simultaneous fulfillment of each of the following conditions:

                   3.1 (a) DOCUMENTS. The Lender shall have received the following:

                   (i) The Notes executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

                   (ii) A copy of the corporate resolutions of the Borrower authorizing the execution, delivery and performance of this Agreement and the Notes and an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute this Agreement and the Notes, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

                   (iii) A copy of the Articles of Incorporation of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than ten days prior to the Closing Date.

                   (iv) A certificate of good standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date not more than ten days prior to the Closing Date.

                   (v) A copy of the bylaws of the Borrower, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

                   (vi) The opinion of counsel to the Borrower covering such matters as the Lender may request.

                   (vii) A Security Agreement in form and substance satisfactory to the Lender and duly executed by the Borrower.

                   (viii)First priority real estate mortgage on property owned by Borrower in Wells County, Indiana, together with a commitment from a Title Insurance Company reasonably satisfactory to Lender insuring the mortgage to be a first lien and free from all exceptions and securing the Total Term Loan Advances.

                   (ix) Guaranty of Donald Schumacher limited to $3,000,000 plus interest thereon and costs.

                   (x)    The initial Borrowing Base Certificate required under
         Section 2.5.

                   (xi) UCC searches evidencing perfection of Lender's security interest as a first security lien security interest.

                   (xii) Full Subordination of United Biscuits Holdings (P.L. C.) in form and substance satisfactory to Lender.

                   (xiii) A judgment bankruptcy and tax lien search on Borrower.

                   (xiv) Certificate of Good Standing for the Borrower issued by the Secretary of State of Illinois.

                   (xv)   Such other documentation as Lender may request.

                   3.1(b) OTHER MATTERS. All organizational and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Lender and its counsel, and the Lender shall have received all information and copies of all documents, including records of corporate proceedings, which it may reasonably have requested in connection therewith, such documents where appropriate to be certified by the Borrower or appropriate governmental authorities.

                   3.1(c) FEES AND EXPENSES. The Lender shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender (not to exceed $40,000.) payable pursuant to Section 8.2.

                   3.1(d) PERFECTION. The Security Agreement (or financing statements with respect thereto) shall have been appropriately filed to the satisfaction of the Lender and the priority and perfection of the Lien created thereby shall have been established to the satisfaction of the Lender. The mortgage shall have been appropriately filed to the satisfaction of Lender and perfection of the Lien shall have been established to the satisfaction of Lender.

         Section 3.2 CONDITIONS PRECEDENT TO ALL ADVANCES. The Lender shall not have any obligation to make the Term Loan or any Advance on the Revolving Loan (including Advances after the initial Advance) hereunder unless all representations and warranties of the Borrower made in this Agreement remain true and correct and no Default or Event of Default exists.

                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender:

         Section 4.1 ORGANIZATION, STANDING, ETC. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations hereunder and thereunder. This Agreement and the Notes have been duly authorized by all necessary corporate action and when executed and delivered will be the legal and binding obligations of the Borrower. The execution and delivery of this Agreement and the Notes will not violate the Borrower's Articles of Incorporation or bylaws or any law applicable to the Borrower. No governmental consent or exemption is required in connection with the Borrower's execution and delivery of this Agreement and the Notes.

         Section 4.2 FINANCIAL STATEMENTS AND NO MATERIAL ADVERSE CHANGE. The Borrower's audited financial statements as at March 31, 1995 and its unaudited financial statements as at March 31, 1996, as heretofore furnished to the Lender, have been prepared in accordance with GAAP. The Borrower has no material obligation or liability not disclosed in such financial statements, and there has been no material adverse change in the condition of the Borrower since the dates of such financial statements.

         Section 4.3 LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower which, if determined adversely to the Borrower, would have, a material adverse effect on the condition of the Borrower. The Borrower is not in violation of any law or regulation (including environmental laws and regulations and laws relating to employee benefit plans) where such violation could reasonably be expected to impose a material liability on the Borrower.

         Section 4.4 TAXES. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).

         Section 4.5  SUBSIDIARIES.  The Borrower has no subsidiaries.


                                      ARTICLE V

                                AFFIRMATIVE COVENANTS

         Until the Revolving Commitment shall have expired or been terminated and the Notes and all of the Borrower's other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

         Section 5.1 FINANCIAL STATEMENTS AND REPORTS. The Borrower will furnish to the Lender:

              5.1(a) As soon as available and in any event within 30 days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of at least statements of income, cash flow and changes in stockholders' equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Lender.

              5.1(b) As soon as available and in any event within 30 days after the end of each month, unaudited financial statements for the Borrower for such month and for the period from the beginning of such fiscal year to the end of such month, substantially similar to the annual audited statements.

              5.1(c) As soon as practicable and in any event within 30 days after the end of each quarter, a statement signed by the chief financial officer of the Borrower stating that as at the end of such month there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

              5.1(d) Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

              5.1(e) Within five days after due date, proof of payment for deposit of payroll taxes.

              5.1(f)    Borrowing Base Certificate weekly and upon the request
for any Advance.

              5.1(g) From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Lender may reasonably request.

         Section 5.2 CORPORATE EXISTENCE. The Borrower will maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any material asset or would expose the Borrower to any material liability.

         Section 5.3 INSURANCE. The Borrower will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

         Section 5.4 PAYMENT OF TAXES AND CLAIMS. The Borrower will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property, except for Liens for taxes, charges and assessments not yet due or which are being contested in good faith, for which adequate reserves have been established.

         Section 5.5 INSPECTION. The Borrower will permit any Person designated by the Lender to visit and inspect any of the properties, books and financial records of the Borrower, to examine and to make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with its officers at such reasonable times and intervals as the Lender may designate. The Borrower shall also allow the Lender and its agents to conduct periodic collateral audits of the Borrower's accounts and inventory at such intervals as the Lender may choose, and the Borrower shall pay the Lender's costs of such audits (provided that the Borrower, so long as there exists no Event of Default, shall not be required to pay for more than two collateral audits in any calendar year at a fee of $500.00 per each audit day plus out-of-pocket expenses).

         Section 5.6 MAINTENANCE OF PROPERTIES. The Borrower will maintain its properties in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         Section 5.7 BOOKS AND RECORDS. The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs and maintain an independent and complete stand alone accounting system reasonably satisfactory to Lender by July 15, 1996.

         Section 5.8 COMPLIANCE. The Borrower will comply in all material respects with all laws, rules and regulations to which it may be subject.

         Section 5.9 NOTICE OF LITIGATION. The Borrower will give prompt written notice to the Lender of the commencement of any action, suit or proceeding affecting the Borrower.

         Section 5.10 PLANS. The Borrower will maintain any employee benefit plans in compliance with all material requirements of applicable laws and regulations.

         Section 5.11 REAFFIRMATION OF GUARANTIES. When so requested by the Lender from time to time, the Borrower will promptly cause any Persons who have guaranteed the obligations of the Borrower hereunder or any part thereof to execute and deliver to the Lender reaffirmations of their respective guaranties in such form as the Lender may require.


                                      ARTICLE VI

                                  NEGATIVE COVENANTS

         Until the Revolving Commitment shall have expired or been terminated and the Notes and all of the Borrower's other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

         Section 6.1 MERGER. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

         Section 6.2 SALE OF ASSETS. The Borrower will not sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales and leases of inventory in the ordinary course of business.

         Section 6.3 DIVIDENDS. The Borrower will not pay any dividends or otherwise make any distributions on, or redemptions of, any of its outstanding stock.

         Section 6.4 INDEBTEDNESS. The Borrower will not borrow any money or issue any bonds, debentures or other debt securities or otherwise become obligated on any interest-bearing indebtedness except for the Term Loan and Advances under this Agreement, subordinated debt existing as of the date of this Agreement and purchase money security interests.

         Section 6.5 LIENS. The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements in excess of the aggregate of $25,000 per year except:

              6.5(a)  Liens granted to the Lender.

              6.5(b) Liens existing on the date of this Agreement and disclosed on Exhibit 6.7 hereto.

              6.5(c) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations arising in the ordinary course of business of the Borrower.

              6.5(d) Liens for taxes, fees, assessments and governmental charges not delinquent.

              6.5(e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due.

              6.5(f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

              6.5(g) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower.

         Section 6.6 TANGIBLE CAPITAL BASE. The Borrower will not permit the Tangible Capital Base for any Measurement Period to be less than the following amounts for the period indicated:

              AMOUNTPERIOD
              $3,500,000          Closing
              $3,750,000          9/30/96
              $4,250,000          10/31/96
              $7,000,000          Fiscal year 1997
              $10,000,000         Fiscal year 1998

         Section 6.7 LEVERAGE RATIO. The Borrower will not permit the Leverage Ratio for any Measurement Period to be more than the following amounts for the period indicated:

              AMOUNTPERIOD
              4.5 to 1            Closing
              4.0 to 1            9/30/96
              3.5 to 1            12/31/96
              2.0 to 1            Fiscal year 1997
              1.5 to 1            Fiscal year 1998

         Section 6.8 CURRENT RATIO. The Borrower will not permit the Ratio of Current Assets to Current Liabilities to be less than 1.5 for fiscal years 1996 and 1997 and 1.75 for fiscal year 1998.

         Section 6.9 DEBT SERVICE COVERAGE RATIO. The Borrower will not permit its Debt Service Coverage Ratio (earnings before interest and taxes plus depreciation less cash taxes less capital expenditures divided by interest plus mandatory debt retirement) for any Measurement Period to be less than the following amount for the following period:

              AMOUNTPERIOD
              1.0                 Closing
              1.5                 9/30/96
              2.0                 12/31/96
              2.2                 Fiscal year 1997
              2.5                 Fiscal year 1998

         Section 6.10 MANAGEMENT COMPENSATION. The Borrower will not permit executive compensation to its principal officers, by way of salary, bonus, dividends, or compensation of any form to exceed the aggregate sum of $600,000 per calendar year.

                                     ARTICLE VII

                            EVENTS OF DEFAULT AND REMEDIES

         SECTION 7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default:

              7.1(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Notes or any other obligations of the Borrower to the Lender pursuant to this Agreement including failure to pay the Term Loan at maturity or anytime prior thereto in the event Borrower refinances the Revolving Commitment with another Lender prior to the scheduled Maturity Date.

              7.1(b) Any representation or warranty made by or on behalf of the Borrower in this Agreement or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to the Lender pursuant to this Agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

              7.1(c)  The Borrower shall fail to comply with Sections 5.2 or
5.3 or any Section of Article VI.

              7.1(d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 15 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 5.1, or (iii) the date the Lender gives notice of such failure to the Borrower.

              7.1(e) The Borrower shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of the property thereof and shall not be discharged within 45 days, or the Borrower shall make an assignment for the benefit of creditors.

              7.1(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower and, if instituted against the Borrower, shall have been consented to or acquiesced in by the

Borrower or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower.

              7.1(g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower and, if instituted against the Borrower, shall be consented to or acquiesced in by the Borrower or shall remain for 45 days undismissed.

              7.1(h) A judgment or judgments for the payment of money in excess of the sum of $100,000 in the aggregate shall be rendered against the Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

              7.1(i) The maturity of any material indebtedness of the Borrower (other than indebtedness under this Agreement) shall be accelerated, or the Borrower shall fail to pay any such material indebtedness when due (after the lapse of any applicable grace period) or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or the holder of any such indebtedness to causes, such material indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, indebtedness of the Borrower shall be deemed "material" if it exceeds $100,000 as to any item of indebtedness or in the aggregate for all items of indebtedness with respect to which any of the events described in this Section has occurred.

              7.1(j) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.


              7.1(k) Any guarantor of any of the obligations of the Borrower under this Agreement shall seek to revoke its, his or her guaranty or any such guaranty shall become unenforceable for any reason.

              7.1(l)  Any default shall occur under any other Loan Document.

         Section 7.2  REMEDIES.   If (a) any Event of Default described in
Sections 7.1 (e), (f) or (g) shall occur with respect to the Borrower, the Revolving Commitment shall automatically terminate and the Notes and all other obligations of the Borrower to the Lender under this Agreement shall automatically become immediately due and payable, or (b) any other Event of Default shall occur and be continuing, then the Lender may (i) declare the Revolving Commitment terminated, whereupon the Commitment shall terminate, and
(ii) declare the Notes and all other obligations of the Borrower to the Lender under this Agreement to be forthwith due and payable, whereupon the same shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. Upon the occurrence of any of the events described in clauses (a) or (b) of the preceding sentence the Lender may exercise all rights and remedies under this Agreement, the Notes and any related agreements and under any applicable law.

         Section 7.3 OFFSET. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Lender to set off all sums owing by the Borrower to the Lender against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, the Lender.

                                     ARTICLE VIII

                                    MISCELLANEOUS

         SECTION 8.1 MODIFICATIONS. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; PROVIDED that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, modifications, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

         Section 8.2 COSTS AND EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Lender) in connection with the negotiation, preparation, approval, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of this Agreement and the Notes provided that such fees should not exceed the sum of $40,000. at closing. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

         Section 8.3 WAIVERS, ETC. No failure on the part of the Lender or the holder of either Note to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies of the Lender hereunder are cumulative and not exclusive of any right or remedy the Lender otherwise has.

         Section 8.4 NOTICES. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; PROVIDED, HOWEVER, that any notice to the Lender under Article II hereof shall be deemed to have been given only when received by the Lender.

         Section 8.5 SUCCESSORS AND ASSIGNS; DISPOSITION OF LOANS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder without the prior written consent of the Lender. The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Revolving Commitment and the Term Loan and/or Advances to banks or other financial institutions. The Lender may disclose any information regarding the Borrower in the Lender's possession to any prospective buyer or participant.

         SECTION 8.6 GOVERNING LAW AND CONSTRUCTION. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

         SECTION 8.7 CONSENT TO JURISDICTION. AT THE OPTION OF THE LENDER, THIS AGREEMENT AND THE NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED AND BORROWER HEREWITH CONSENTS TO SAME.

         SECTION 8.8 WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE AND ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         SECTION 8.9 CAPTIONS. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

         SECTION 8.10 ENTIRE AGREEMENT. This Agreement and the Other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

         SECTION 8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this agreement by signing any such counterpart.

         In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       THE O'BOISIE CORPORATION

                                       BY
                                         ----------------------------------

                                       PRINT NAME
                                                 --------------------------

                                       TITLE
                                            -------------------------------

BORROWER'S ADDRESS:
1111 WEST 22ND STREET
SUITE 640
OAKBROOK, ILLINOIS  60521
                                       REPUBLIC ACCEPTANCE CORPORATION

                                       BY
                                         ----------------------------------

                                       PRINT NAME
                                                  -------------------------

                                       TITLE
                                             ------------------------------

LENDER'S ADDRESS:
2338 CENTRAL AVENUE N.E.
MINNEAPOLIS, MINNESOTA 55418

                                                          FAX 612-782-1801

                                                           EXHIBIT 2.3 (a) TO
                                                             CREDIT AGREEMENT

                                    REVOLVING NOTE

$5,000,000.00
                                                               July ___, 1996
                                                       Minneapolis, Minnesota

         FOR VALUE RECEIVED, THE O'BOISIE CORPORATION, an Illinois corporation, hereby promises to pay to the order of REPUBLIC ACCEPTANCE CORPORATION (the "Lender") at its main office in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds on the Maturity Date (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) the principal amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) or, if less, the aggregate unpaid principal amount of all advances made by the Lender under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

         This note is the Revolving Note Referred to in the Credit Agreement dated as of July 3, 1996 (as the same may be hereafter from time to time amended, restated or modified, the "Credit Agreement") between the undersigned and the Lender. This note is secured, it is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

         In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

         THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES.
                                  THE O'BOISIE CORPORATION
                                  BY
                                     ----------------------------
                                  TITLE
                                       --------------------------

                                                           EXHIBIT 2.3 (b) TO
                                                             CREDIT AGREEMENT

                                      TERM NOTE

$5,000,000.00
                                                                 July ____, 1996
                                                          Minneapolis, Minnesota

         FOR VALUE RECEIVED, THE O'BOISIE CORPORATION, an Illinois corporation, hereby promises to pay to the order of REPUBLIC ACCEPTANCE CORPORATION (the "Lender") at its main office in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to), the principal amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

         The principal hereof is payable in consecutive monthly installments in the amount of $59,524 per month, plus interest, commencing August 1, 1996 until June 1, 1999 when all remaining principal and interest shall be due and payable in full.

         This note is the Term Note referred to in the Credit Agreement dated as of July 3, 1996 (as the same may hereafter be from time to time amended, restated or otherwise modified, the "Credit Agreement") between the undersigned and the Lender. This note is secured, it is subject to certain mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

         In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

         THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES.

                                       THE O'BOISIE CORPORATION

                                       By
                                          --------------------------
                                                 Title
                                                       -----------------------

                                                                 SCHEDULE 1 TO
                                                               CREDIT AGREEMENT

                              BORROWING BASE DEFINITIONS

         "AFFILIATE": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent of more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person's officers, directors, joint venturers and partners. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

         "ELIGIBLE EQUIPMENT" means 75% of any eligible appraised Equipment and goods bought for use in Borrower's business, not to exceed the sum of $5,000,000.00.

         "ELIGIBLE INVENTORY" means Inventory of the Borrower which meets the following requirements: (a) it is owned by the Borrower, is subject to a first priority perfected security interest in favor of the Lender, and is not subject to any assignment, claim or Lien other than (i) a Lien in favor of the Lender and (ii) Liens consented to by the Lender in writing; (b) the consists of raw materials or finished products (not including work in process and supplies; (c) if held for sale or lease or furnishing under contracts of service, it is (except as the Lender may otherwise consent in writing) new and unused; (d) except as the Lender may otherwise consent, it is not stored with a bailee, warehouseman or similar party; if so stored with the Lender's consent, such bailee, warehouseman or similar party has issued and delivered to the Lender, in form and substance acceptable to the Lender, such documents and agreements as the Lender may require, including, without limitation, warehouse receipts therefor in the Lender's name; (e) the Lender has determined, in its sole and absolute discretion, that it is not unacceptable due to age, type, category, quality and/or quantity; (f) it is not held by the Borrower on consignment and is not subject to any other repurchase or return agreement; (g) it is not held by a customer of the Borrower or any other Person on consignment; (h) it materially complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale; and
(i) the warranties, representations and covenants contained in any security agreement or other agreement of the Borrower with or given to the Lender relating directly or indirectly to the Borrower's Inventory are applicable to it without exception. No Advance on Eligible Inventory will be made in excess of a total of $3,500,000.

         "ELIGIBLE RECEIVABLES" means the Receivables owned by the Borrower which are subject to a first priority perfected security interest in favor of the Lender and not subject to any assignment, claim or Liens and other Liens consented to by the Lender in writing, but excluding (a) Receivables which are not earned; (b) Receivables which are unpaid more than ninety (90) days after the original invoice date;
(c) Receivables owed by debtors 10% or more of whose Receivables owed are otherwise ineligible; (d) Receivables representing progress billings, or retainages, or for work covered by any payment or performance bond;
(e) Receivables owed by any of the Borrower's Affiliates; (f) Receivables owed by debtors not located in the United States, unless supported by a letter of credit issued by a U.S. bank in favor of the Borrower which has been delivered to the Lender; (g) Receivables as to which any warranty or representation contained in any security agreement or other agreement of the Borrower with or given to the Lender with respect to any such Receivable is untrue in any material respect; (h) Receivables as to which the account debtor has disputed liability, or made any claim with respect to any other Receivable due from such account debtor to the Borrower; (i) Receivables subject to setoff;
(j) Receivables as to which the account debtor has filed a petition for bankruptcy or any other petition for relief under the Bankruptcy Code, assigned any assets for the benefit of creditors, or if any petition or other application for relief under the Bankruptcy Code has been filed against the account debtor, or if the account debtor has failed, suspended business, become insolvent, or has had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; (k) Receivables owed by any government or government agency; (l) Receivables evidenced by a promissory note or other instrument; (m) Receivables as to which the Lender believes that collection of any such Receivable is insecure or that any such Receivable may not be paid by reason of the account debtor's financial inability to pay; and
(n) 50% of any receivable due from affiliate Kelly not to exceed $150,000.

         "INVENTORY" means any and all of the Borrower's goods, including, without limitation, goods in transit, wherever located which are or may at any time be leased by the Borrower to a lessee, held for sale or lease, furnished under any contract of service or held as raw materials, work in process, or supplies or materials used or consumed in the Borrower's business, or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, and all goods, the sale or other disposition of which has given rise to a Receivable, which are returned to and/or repossessed and/or stopped in transit by the Borrower or the Lender, or at any time hereafter in the possession or under the control of the Borrower or the Lender, or any agent or bailee of either thereof (excluding obsolete products or product lines in excess of any expiration date and other inventory deemed ineligible by Lender in its sole and reasonable discretion), and all documents of title or other documents representing the same.

         "PHYSICAL EQUIPMENT" means 75% of any and all of Borrower's equipment, goods bought for use in its business, not to exceed the sum of $5,000,000.

         "RECEIVABLES" means each and every right to payment of Borrower, whether such right to payment arises out of a sale or lease of goods by Borrower, or other disposition of goods or other property of Borrower, out of a rendering of services by Borrower, out of a loan by Borrower, out of damage to or loss of goods in the possession of a railroad or other carrier or any other bailee, out of overpayment of taxes or other liabilities of Borrower, or which otherwise arises under any contract or agreement, or from any other cause, whether such right to payment now exists or hereafter arises and whether such right to payment is or is not yet earned by performance and howsoever such right to payment may be evidenced, together with all other rights and interest (including all liens and security interests) which Borrower may at any time have by law or agreement against any account debtor (as defined in the Minnesota Uniform Commercial Code) or other obligor obligated to make any such payment or against any of the property of such account debtor or other obligor; specifically (but without limitation), the term includes all present and future instruments, documents, chattel papers, accounts and contract rights of Borrower.

                                        * * *

                              BORROWING BASE CERTIFICATE
                               The O'Boisie Corporation

    Borrowing Base Certificate for the period ended _______________ , 199___

    This Borrowing Base Certificate is delivered in accordance with the Credit
Agreement dated as of June     , 1996 between Republic Acceptance Corporation
(the "Lender") and O'Boisie Corporation ("the Borrower"). Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings set forth for such terms therein. All amounts are as of the date shown above except as otherwise stated herein.

    I certify that the following amounts were correctly determined according to the Credit Agreement:

    Total Receivables                                           $    (A)

         Receivables 90 + Days              $
         ---------------                    $

    Total Ineligible                                            $
    (B)

    Eligible Receivables (A) -(B)                               $
    (C)

    Receivables Base ( 85% of (C))                              $
    (D)

    Total value of inventory at lesser
    of cost or replacement cost:                                $
    (E)

         Ineligible inventory               $

    Total cost of inventory deemed ineligible by the Lender:    $    (F)

    Total Eligible Inventory (E) minus (F):                     $    (G)

    40% of (G) but not to exceed $3,500,000.                    $    (H)

    Total Borrowing Base:  (D) plus (H)                         $
    (I)

    Outstanding Advances and Term Loan                          $    (J)

    Availability (I) -(J)                                       $

    (K)

    I hereby certify that all payroll and unemployment taxes are current as of this date.

    For the purpose of inducing the Lender to extend credit to the Borrower pursuant to the Credit Agreement, the Borrower hereby certifies that the foregoing information is true and correct in all respects. The Borrower further certifies that all amounts outstanding under the Notes were properly authorized for the benefit of the Borrower and constitute obligations of the Borrower in accordance with the terms of the Credit Agreement. The Borrower further certifies that no circumstances or conditions exist at the date of the Borrowing Base Certificate which constitute an Event of Default.

                   THE O'BOISIE CORPORATION

                   By ---------------------

                   Title --------------------

                   Dated                 , 19
                         ----------------     ---

                                               [SUGGESTED FORM OF CERTIFICATE OF
                                         RESOLUTIONS AND INCUMBENCY CERTIFICATE]

                             CERTIFICATE OF SECRETARY OF
                               THE O'BOISIE CORPORATION


      I, _________________________ , solely in my capacity as Secretary, hereby certify to Republic Acceptance Corporation that I am the Secretary of O'Boisie Corporation, an Illinois corporation (the "Company") and that the following resolutions have been duly adopted by the Board of Directors of the Company in a manner authorized by the laws of the State of Illinois:

         "WHEREAS, THE COMPANY WISHES TO BORROW MONEY FROM REPUBLIC ACCEPTANCE CORPORATION (THE "LENDER"), AND FOR THAT PURPOSE INTENDS TO ENTER INTO A CREDIT AGREEMENT WITH THE LENDER.

         RESOLVED, the Company shall enter into a Credit Agreement with the Lender under which the Company may obtain revolving loans up to $8,000,000.00 in aggregate amount and a Term Loan of $5,000,000.00; and the President or any two officers of the Company is hereby authorized at any time and from time to time to execute and deliver to the Lender such Credit Agreement and any promissory notes, security agreements, mortgages, subordination agreements, pledge agreements, assignments of life insurance, reimbursement agreements, or amendments to any of the foregoing as may be contemplated or required pursuant to such Credit Agreement or otherwise, all in such form as such officer may determine and approve (such determination and approval to be established conclusively by such officer's execution and delivery of such Credit Agreement and any such related documents and instruments).

         FURTHER RESOLVED, that the President or any two officers of the Company is hereby authorized at any time and from time to time to sell, assign, transfer, mortgage, create security interests in and pledge to the Lender the real property, goods, instruments, documents, securities, chattel paper, accounts, contract rights and other intangibles and any other property now owned or hereafter acquired by the Company, either absolutely for such consideration as such officer may determine to be appropriate or as security for the payment or performance of any or all debts, liabilities and obligations of every type and description now or at any time hereafter owed to the Lender by the Company, on such terms as such officer may approve, and to do such other acts or things in connection therewith or pursuant thereto as such officers may determine to be appropriate (such determination and approval to be established conclusively by the instrument executed or action taken by such officers).

         FURTHER RESOLVED, it is hereby acknowledged that each and every note, guaranty, security agreement and other instrument made pursuant to the foregoing resolutions is and will be made and given for the corporate purposes of this Company.

         FURTHER RESOLVED, the Secretary or Assistant Secretary shall certify to the Lender the names and signatures of the persons who presently are duly elected, qualified and acting as the officers authorized to act under the foregoing resolutions, and the Secretary or Assistant Secretary shall from time to time hereafter, upon a change in the facts so certified, immediately certify to the Lender the names and signatures of the persons then authorized to sign or to act; the Lender shall be fully protected in relying on such certificates and on the obligation of the Secretary or an Assistant Secretary immediately to certify to the Lender any change in any fact certified, and the Lender shall be indemnified and saved harmless by the Company from any and all claims, demands, expenses, costs and damages resulting from or growing out of honoring or relying on the signature or other authority (whether or not properly used) of any officer whose name and signature was so certified, or refusing to honor any signature or authority not so certified."

I further certify that the foregoing resolutions have not been amended or revoked and are in full force and effect on the date hereof.

I further certify that the officers whose names appear below have been duly elected to and now hold the offices in the Company set forth opposite their respective names and that the signature appearing opposite the name of each of such officer is authentic and official:

      Name                      Title                   Specimen Signature

Donald Schumacher         Chairman -CEO
-----------------------   -------------------------   ------------------------
David Blue                President
-----------------------   -------------------------   ------------------------
Susan Bolin               Vice President -Finance
-----------------------   -------------------------   ------------------------

I further certify that shareholder approval of the foregoing resolutions is not required and said resolutions are effective and binding on the Company without approval by its shareholders.

Dated
      ---------------


                                               -----------------------------
                             Secretary

---------------------
Attest by a Director